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10(k) Description of Matched Savings Plan.

      The Matched Savings Plan allows each employee to have up to 1% of their after tax salary deducted each pay period. The employee's deduction is matched by the Bank. The employee portion and the Bank's matching contribution are paid to the employee in December of each year. The amount contributed by the Bank is taxed as W-2 income.


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